UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2011

MEDIFAST, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23016	13-3714405
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Ident. No.)

11445 Cronhill Drive, Owing Mills, Maryland	21117
(Address of principal executive offices)	(Zip Code)

                Registrant's telephone number, including area code (410)-581-8042

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 – Matters Related to Accountants and Financial Statements

Item 4.0.2 Non Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

The Item 4.02 disclosure below relates to the restatement of our financial statements for the years December 31, 2008 and 2009 and beginning retained earnings as of January 1, 2008 principally due to errors in recording certain ordinary course of business expenses in the proper period.  Certain costs and expenses affecting selling, general and administrative expenses and cost of sales, to include shipping expenses and certain web advertising expenses, which due to growth and evolution in the business model were consistently expensed in the following month after services were rendered, rather than being accrued in the proper period.  The company has consistently recorded twelve months of expenses in each year. In addition to the timing of expenses, there was a write off related to an intangible asset. Also, in the Medifast Weight Control Centers, the Company had been recording program fees on a cash basis for customers who paid up front. The difference has been deferred and properly recorded over the applicable service period, and for fiscal year 2010 has been properly recorded, so there is no material impact for the year ended December 31, 2010.    With the Company’s accelerated growth rate over the last few years (44% CAGR in sales since December 31, 2007) the one month lag in expenses on a cumulative basis was deemed material per Staff Accounting Bulletin No. 108 and requires restatement for the years ended December 31, 2008 and 2009.  The Item 4.02 disclosure is as follows:

In the course of our 2010 annual audit by our independent registered public accounting firm McGladrey & Pullen, LLP’s (McGladrey), McGladrey  requested in March 2011  that we re-evaluate whether our historical and then current practices with the respect to the timing for recognition of certain expenses were appropriate under generally accepted accounting principles in the United States (“GAAP”). This required the company to request an automatic extension for filing our 10-K to allow adequate investigative time for the reevaluation and to allow our current year auditor to meet, discuss and review work papers with our prior years’ auditors who then concurred with the conclusory recommendation to restate for prior years made following their joint review.

The Company’s Management upon being advised by its Independent Auditor of the issue, as part of its Sarbanes Oxley policy regarding internal controls over financial reporting, immediately reported this issue to the Audit Committee which promptly  requested management to conduct a detailed review.

Management performed a detailed review of expense recognition of certain ordinary course of business expenses for the year’s  2008 and 2009. As a result, we identified a material weakness in our internal control over financial reporting.  Historically, our accounts payable and accrued expense accounts were evaluated on a quarterly and annual basis based upon whether the corresponding expenses were fairly stated (e.g. by analyzing whether our operating results included twelve months of expenses for the yearly periods or three months of expenses for the quarterly periods) which they did..  However, our procedures did not include a detailed review of ending liability balances for these specific costs and expenses, which resulted in certain expenses being recorded when they were paid rather than incurred.  In addition, during the course of their audit, McGladrey identified other adjustments pertaining to the prior years which have also been included in the restatement.  Our predecessor auditor concurred with management’s assessment and has audited the restatement adjustments.

On March 28, 2011 management and the Audit Committee reviewed management’s findings and the Audit Committee concluded that restating the consolidated financial statements for the years ended December 31,2008 and 2009 is required. The effects of these restatements are included in this Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  The Company has determined that previously reported amounts in our 2010 quarterly filings on Form 10-Q need not be restated due to the immaterial effect on 2010 revenues, operating income, pre-tax income, net income or cash flows for the quarterly periods presented.

The correction of the errors noted in (i) above reduced 2009 and 2008, net income by $606,000 ($.04 per diluted share), $523,000 ($.04 per diluted share), and $628,000 was adjusted to beginning retained earnings as of January 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIFAST, INC.

Dated: March 31, 2011

/s/ Brendan N. Connors
Brendan N. Connors
Chief Financial Officer